POWERS OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned Directors of SunAmerica Focused Alpha Large-Cap Fund, Inc. (the “Fund”) do hereby severally constitute and appoint Peter A. Harbeck, Gregory N. Bressler, Nori L. Gabert, J. Steven Neamtz and Vincent Marra or any of them, the true and lawful agents and attorneys-in-fact of the undersigned with respect to all matters arising in connection with the Registration Statement, any and all amendments (including post-effective amendments) thereto and any other of the Fund’s filings with the Securities Exchange Commission, including proxy statements and filings on Form N-14, with full power and authority to execute said Registration Statement or filing for and on behalf of the undersigned, in our names and in the capacity indicated below, and to file the same, together with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission. The undersigned hereby gives to said agents and attorneys-in-fact full power and authority to act in the premises, including, but not limited to, the power to appoint a substitute or substitutes to act hereunder with the same power and authority as said agents and attorneys-in-fact would have if personally acting. The undersigned hereby ratify and confirm all that said agents and attorneys-in-fact, or any substitute or substitutes, may do by virtue hereof.
     WITNESS the due execution hereof on the date and in the capacity set forth below.

SIGNATURE	TITLE	DATE

/s/ Peter A. Harbeck	Director	October 19, 2005

Peter A. Harbeck

/s/ Jeffrey S. Burum	Director	October 19, 2005

Jeffrey S. Burum

/s/ Judith L. Craven	Director	October 19, 2005

Dr. Judith L. Craven

/s/ William F. Devin	Director	October 19, 2005

William F. Devin

/s/ Samuel M. Eisenstat	Chairman and Director	October 19, 2005

Samuel M. Eisenstat

SIGNATURE	TITLE	DATE

/s/ Stephen J. Gutman	Director	October 19, 2005

Stephen J. Gutman

/s/ William J. Shea	Director	October 19, 2005

William J. Shea